Exhibit 99.1

Third Point Reinsurance Ltd. Announces Resignation of Neil McConachie
HAMILTON, Bermuda, June 10, 2015 /PRNewswire/ -- Third Point Reinsurance Ltd. (NYSE:TPRE) (the “Company”) announced today that Mr. Neil McConachie resigned from its Board of Directors (the “Board”), effective as of June 9, 2015 to pursue an opportunity with Fidelis Insurance Holdings Limited ("Fidelis"). Mr. McConachie joined the Board in November 2013 and during his tenure has served as the Chairman of the Governance and Nominating Committee and as a member of the Compensation and Risk Committees.

"Neil has been a valuable director throughout his tenure on the Board, and we appreciate his many contributions and dedicated service to the Company. We wish him all the best as he pursues a new opportunity with Fidelis” said John R. Berger, Chief Executive Officer and Chairman of the Board.

About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. was incorporated in October 2011 and commenced underwriting business on January 1, 2012.  Third Point Reinsurance (USA) Ltd. was incorporated in November 2014 and commenced underwriting business in February 2015.  Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.

Contacts:
Third Point Reinsurance Ltd.
Manoj Gupta – Head of Investor Relations and Business Development
investorrelations@thirdpointre.bm
+1 441-542-3333